CONSENT OF MINE DEVELOPMENT ASSOCIATES, INC.	EXHIBIT 23.4

TO THE BOARD OF DIRECTORS OF GLAMIS GOLD LTD.

We consent to the incorporation by reference in this registration statement of Glamis Gold Ltd. on Form S-8 of our verification of certain mineral reserves of Glamis Gold Ltd., which appears in the Annual Report on Form 40-F of Glamis Gold Ltd. that was filed on March 17, 2004.

DATED this 28th day of June, 2004.

MINE DEVELOPMENT ASSOCIATES, INC.

Per:	/s/ Neil Prenn Neil Prenn, President